Exhibit 99.1

Yak Communications, Inc. Reports Third Quarter Financial Results

- Revenues Increase 11% to $23.8 Million;

Net Income Rises 38% to $1.6 million or $0.12 per diluted share -

Miami, Florida and Toronto, Canada, June 1, 2005 – Yak Communications Inc. (NASDAQ:YAKCE), a provider of telecommunication services to residential and business customers, has released its financial statements for its third fiscal quarter ended March 31, 2005.

Third Quarter Highlights

•	Revenues rose 11%, with the traditional dial-around business contributing 73%

•	Net income rose approximately 38% to $1.6 million, or $0.12 per diluted share

•	300 million minutes of traffic processed on the Yak network, with 25.8 million calls serving approximately 912,000 monthly customers

•	U.S. monthly minutes increased 14% in the quarter, from 2.8 million in January to approximately 3.3 million in March

•	Presence in the VoIP segment continues to grow; Yak now has over 1,000 established VoIP users

Third Quarter Results:

Revenues for the third quarter rose approximately 11% to $23.8 million, compared to $21.5 million for the third quarter of fiscal 2004. The majority of the growth was generated by Yak’s core business, dial-around telephony, which increased approximately 20% over the comparable quarter of fiscal year 2004. During the third quarter of 2005, Yak processed on its own network 300 million minutes of traffic, with 25.8 million calls serving approximately 912,000 monthly customers.

For the three months ended March 31, 2005, the Company’s net income increased approximately 38% to $1.6 million or $0.12 per diluted share as compared to net income of $1.1 million or $0.10 per diluted share (restated) for the three months ended March 31, 2004. As a result of a private offering of approximately 1.5 million shares in March 2004, the amount of shares outstanding in the third fiscal quarter of 2005 was approximately 16% larger than the amount outstanding in the comparable quarter of last fiscal year.

Included in the results for 2005 was a $1.4 million gain on the early extinguishment of debt, offset by a $0.3 million impairment related to exiting the Company’s joint venture in Peru and an approximately $0.5 million increase in consulting and professional fees due, at least in part, to issues related to the accounting treatment used with respect to the June 2003 software acquisition.

Traditional Telephony Products Continue to Drive Growth:

Yak’s Dial-Around/1+ business recorded strong growth. Revenues rose 20%, customers grew 20%, the number of minutes used increased 18% and the number of calls placed rose 23%.

For the Quarter Ended March 31, 2005

Products	Revenue	Customers	Minutes	Calls
Dial-Around/1+	$17,436,941	828,981	275,387,591	23,962,549
LooneyCall	2,013,570	77,496	23,329,911	1,654,140
Yakcell	285,906	5,290	1,270,198	141,548

TOTAL	$19,736,417	911,767	299,987,700	25,758,237

For the Quarter Ended March 31, 2004

Products	Revenue	Customers	Minutes	Calls
Dial-Around/1+	$14,562,725	688,595	232,391,850	19,430,531
LooneyCall	2,528,857	98,746	30,508,303	2,125,597
Yakcell	23,494	684	221,119	27,168

TOTAL	$17,115,076	788,025	263,121,273	21,583,296

Nine Month Results:

Revenues for nine months ended March 31, 2005 increased approximately 14.3% to $69.2 million, compared to $60.5 million for the comparable period in 2004.

In the nine months ended March 31, 2005, the Company earned net income of $4.1 million or $0.32 per diluted share compared to net income of $4.0 million or $.37 per diluted share (restated) for the three months ended March 31, 2004. Despite the increase in net income, earnings per share declined due to a 13% increase in the number of diluted shares outstanding.

Overview:

“We are pleased with the results we have achieved thus far in fiscal year 2005,” said Charles Zwebner, President and Chief Executive Officer. “Our core dial-around business continues to show growth in terms of revenues, customers and minutes. In addition, our marketing campaigns in the U.S. market are now bearing fruit, with increasing revenues, customers and minutes and with the opportunity for further growth. Our business units of resale services to enterprises, large and small, are stable with extremely low churn. We believe we have begun to gain traction in the VoIP market, and now have an established customer base of 1,000 users and are adding customers every day.”

“During the third quarter, we decided to exit the joint venture in Peru in order to focus on maximizing returns in other areas and markets. We expect operations in Peru to wind down over the next few quarters. In addition, we purchased the Ontario and Quebec local resale customer base and centrex lines of Navigata Communications Ltd., acquiring approximately 450 enterprise customers and 4,700 centrex lines. We plan to integrate these customers and lines into our Yak for Business division.

Finally, our core business continues to grow organically, and we are aggressively searching for acquisitions that will be both accretive and help to drive Yak to improved top and bottom line growth. We are upbeat about our business and remain optimistic about the future potential of our Company,” concluded Mr. Zwebner.

About Yak Communications Inc.

Yak Communications Inc. (the “Company”) (NASDAQ:YAKCE - News) is an Integrated Communications Provider (ICP) offering a full array of long distance (1+, toll free and dial-around), local lines, travel cards, cellular long distance, data services, and broadband voice (VoIP) to residential and small businesses in North America over high speed internet access. Yak currently serves approximately 860,000 customers for its traditional telecom services. For more information, visit http://www.yak.com

Forward Looking Statements:

Statements contained in this news release, which are not strictly historical are forward looking within the meaning of the safe harbor clause of the Private Securities Litigation Reform Act of 1995. The Company makes these statements based on information available to it as of the date of this news release and assumes no responsibility to update or revise such forward-looking statements.

Editors and investors are cautioned that forward-looking statements invoke risk and uncertainties that may cause the Company’s actual results to differ materially from such forward-looking statements.

Words such as “projects”, “believe”, “anticipates”, “estimate”, “plans”, “expect”, “intends”, and similar words and expressions are intended to identify forward-looking statements and are based on our current expectations, assumptions, and estimates about us and our industry. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Although the Company believes that such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to be correct. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors, risks and uncertainties. These factors, risks and uncertainties include, without limitation, the results of any guidance received from the Office of Chief Accountant of the Securities and Exchange Commission and any restatement of the Company’s historic financial statements resulting therefrom, the continuing possibility of delisting of the Company’s common stock from the Nasdaq National Market and the repercussions from any such delisting, the Company’s success in integrating the operations of any newly-acquired businesses, and associated reduction in costs, the successful implementation of its business plans including growth of existing product offerings, strategic acquisitions and development of broadband telephony products, the successful integration of new management team members, continued and increased demand for its services, the successful deployment of new equipment and realization of material savings therefrom, competition from larger and/or more experienced telecommunications providers, its ability to continue to develop its markets, general economic conditions, changes in governmental regulation, and other factors that may be more fully described in the Company’s literature and periodic filings with the Securities and Exchange Commission. You are urged to carefully review and consider these disclosures, which describe certain factors that affect our business.

Yak Communications Inc. (NASDAQ:YAKCE - News)

CONTACTS

Yak Communications Inc.	The Anne McBride Company, Inc.
Larry Turel	Kathy Price
Investor Relations	Investor Relations
Tel: 305-933-8322, ext 105	Tel: 212-983-1702, ext 212
Email: larry@yak.com	Email: kprice@annemcbride.com